MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of March 12, 2013, between Medbox, Inc., a Nevada corporation (the “Purchaser”), and Darryl B. Kaplan (“Kaplan”), Claudio Tartaglia (“Tartaglia”) and Eric Kovan (“Kovan” together with Kaplan and Tartaglia, each individually a “Seller” and collectively the “Sellers”).

WHEREAS, the Sellers own 94.8% percent (the “Selers’ Ownership Interest”) of all the issued and outstanding equity interests (the “Equity Interests”) in Medvend Holdings, LLC, a Michigan limited liability company (“Medvend Holdings”);

WHEREAS, Medvend Holdings own all of the issued and outstanding equity of Medvend, LLC, a Michigan limited liability company (“Medvend”), Medmax, LLC, a Michigan limited liability company (“Medmax”) and Medvend Servicing, LLC, a Michigan limited liability company (“Medvend Servicing” and collectively with Medvend and Medmax, the “Medvend Entities”);

WHEREAS, the Medvend Entities are engaged in the business of the distribution of automated medication dispensaries (more commonly referred to and hereinafter as the “AMD”), and the placement and servicing of the AMD in urgent cares, physician offices, hospitals, and pharmacies at various locations in the United States (the “Business”); and

WHEREAS, contingent upon the terms and conditions hereof. the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase out of the Sellers’ Ownership Interest sufficient membership equity interest so that, on an after transaction basis, Purchaser owns 50% of the Equity Interests (the “Transferred Equity Interests”) and Sellers own 44.8% (the “Retained Equity Interests”), with the remaining 5.2% ownership interests in the Company to remain owned by other minority holders.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

                   ARTICLE I
DEFINITIONS

SECTION 1.01. Certain Defined Terms.  For purposes of this Agreement, terms not otherwise defined in the body of this Agreement shall have the following meaning:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Assets” means the assets and properties of Medvend Holdings or the Medvend Entities.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the state of Delaware.

“Change in Control” shall be deemed to have occurred if after the Closing Date (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Act), other than Purchaser, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Act), directly or indirectly, of securities of the Purchaser or Medvend Holdings representing 50% or more of the combined voting power of the Purchaser’s or Medvend Holding’s then outstanding securities; (ii) the Purchaser or Medvend Holdings is a party to a merger, consolidation, sale of its assets, plan of liquidation or other reorganization; (iii) Kaplan or Tartaglia are removed, replaced or demoted from their positions as the principal officers responsible for the day-to-day operations of Medvend Holdings (or its successor entity); or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Purchaser cease for any reason to constitute at least a majority of the board of directors.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof and as amended or supplemented by Sellers pursuant to the terms hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.  Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

“Earnout Year” means the twelve month period ending on the date that is five (5) years from the Closing Date.

“Employment Agreements” means the Employment Agreements between the Purchaser and each of Kaplan and Tartaglia, attached hereto as Schedules 1.01(a) and 1.01(b), respectively.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Material Adverse Effect” means any circumstance, change in or effect on Medvend Holdings or the Medvend Entities that is materially adverse to the results of operations or the financial condition of such entities, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”:  (a) events, circumstances, changes or effects that generally affect the industries in which these entities  operate (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services, (d) any reduction in the price of services or products offered by such entities in response to the reduction in price of comparable services or products offered by a competitor, (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at request of the Purchaser and (f) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.

“Moving Price” means, on any particular date (a) the average value per share of the Purchaser common stock on such date on the OTC Markets, OTC Bulletin Board or another registered national stock exchange on which the stock is then listed, or if there is no such price on such date, then the moving price on such exchange or quotation system on the date nearest preceding such date, or (b) if the stock is not then reported by the OTC Markets, OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “OTC Markets” quotes for the relevant period, as determined in good faith by the Purchaser and reasonably acceptable to the Sellers, or (c) if the stock is not then publicly traded the fair market value of a share of stock as determined by the Purchaser and reasonably acceptable to the Sellers.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers’ Accountants” means Edwards, Ellis, Armstrong, & Company, P.C., independent accountants of the Sellers.

“Straddle Period” means any taxable period beginning on or before the date of the Closing and ending after the date of the Closing.

“Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“Trading Day” means (a) any day on which the Purchaser common stock is traded on the OTC Markets or OTC Bulletin Board, or (b) if the stock is not traded on the OTC Markets or OTC Bulletin Board, a day on which the stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

ARTICLE II

PURCHASE AND SALE OF EQUITY

SECTION 2.01. Purchase and Sale of the Equity Interests.

Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell to the Purchaser the Transferred Equity Interests and the Sellers shall retain the Retained Equity Interests, and the Purchaser shall pay to the Sellers the consideration specified in Section 2.02 for such Transferred Interest. For the sake of clarity, the Sellers shall each be responsible for the following portion of the Transferred Equity Interests: (i) Kaplan 33%, (ii) Claudio Tartaglia 12%, and (iii) Eric Kovan 5%.

SECTION 2.02. Purchase Price.

Subject to the adjustments set forth in this Article II, the purchase price for the Transferred Equity Interests shall be the aggregate sum of $4 Million One Hundred Thousand Dollars ($4,100,000) (the “Purchase Price”) which Purchase Price shall be paid as follows:

(a) On the closing date: Three Hundred Thousand Dollars ($300,000) to Sellers in accordance with Schedule 2.02 (the ”Closing Payment Schedule”) in immediately available funds by wire transfer to an account designated by each Seller in the Closing Payment Schedule; and

(b)           on the tenth (l0th) Business Day after the one year anniversary of the
Closing Date (the "Subsequent Payment Date"), Three Million Eight Hundred Thousand Dollars
($3,800,000) (the "Post-Closing Payment Amount"), to the Sellers in accordance with the
Closing Payment Schedule, which shall be paid pursuant to the terms and conditions of that certain Secured Promissory Note in the form of Schedule 2.02(b) hereto (the "Promissory Note").

SECTION 2.03 Payment of Post-Closing Payment Amount and Leak-Out
Obligations of Seller.

(a)           The Post-Closing Payment Amount shall be payable on the Subsequent
Payment Date to each Seller in the form of United States cash currency or publicly traded common stock of Purchaser at the sole discretion of the Purchaser, unless otherwise provided in this Agreement or the Note, as follows: (i) in United States cash currency by wire transfer of immediately available funds to an account designated by each Seller, (ii) in that number of shares of common stock of Purchaser equal to the Post-Closing Payment Amount divided by the
Moving Price for the ten (10) Trading Days ending on the date that is two Business Days prior to the Subsequent Payment Date (the "Medbox Shares"), or (iii) in a combination of United States cash currency and shares of common stock of Purchaser as provided in clauses (i) and (ii);
provided that if on the Subsequent Payment Date the common stock of Purchaser is not listed on a national stock exchange or ceases to be "publicly traded" consistent with the manner in which it is publicly traded as ofthe date hereof, then Purchaser must pay the Post-Closing Payment
Amount in United States cash currency. Notwithstanding any provision in this Agreement or in the Note, if for any reason the Post-Closing Payment Amount is paid prior to the Subsequent
Payment Date, then the Post-Closing Payment Amount shall be paid in United States cash currency.
(b)           In the event that the Medbox Shares are delivered to the Sellers, as provided in Section 2.03(a), in satisfaction of the Post-Closing Payment Amount, for a period commencing on the Subsequent Payment Date, and ending on the date that is the two (2) year anniversary ofthe Closing Date, the Medbox Shares may not be sold, assigned or transferred;
provided, however, that beginning on the Subsequent Payment Date, each Seller may sell, assign or transfer five thousand (5,000) Medbox Shares and an additional five hundred (500) Medbox
Shares per Business Day thereafter, on a cumulative basis (the "Leak Out Shares"). By stating that such right shall be on a "cumulative basis," this provision permits each Seller to sell, assign, or transfer any or part of the Leak Out Shares from any prior Business Day that were not sold, assigned or transferred to be sold, assigned or transferred at any time thereafter. For explanatory purposes relating to the term "cumulative basis," if on the Subsequent Payment Date, Sellers decided not to sell any Leak Out Shares, then on the next Business Day, Sellers would have the right to sell Five Thousand Five Hundred (5,500) Leak Out Shares.

SECTION 2.04. Tax Put Right.

(a) In the event that Medbox Shares are delivered to the Sellers in satisfaction of the Post-Closing Payment Amount or delivered as Lockup Adjustment Shares (each, a "Tax
Put Right Event"), then the Sellers shall have a right during the Tax Put Period (as defined below) for each such Tax Put Right Event, to "put" a portion of the Medbox Shares to the Purchaser for a United States cash currency payment that equals the Seller Tax Liability (as defined below) for each such Tax Put Right Event. The price per share for the shares of common stock of Purchaser that is to be acquired by the Purchaser pursuant to this "put" right shall be the higher of (i) the same price per share that was used to determine the payment of the Medbox. Shares for each such Tax Put Right Event, or (ii) the price per share of the common stock of
Purchaser as of the close of the market on the Business Day immediately prior to the sale to the
Purchaser of such shares pursuant to the "put".

(b) The "Seller Tax Liability" is the product of (i) the Sellers' gross income with respect to the particular consideration (expressed in United States dollars) received by
Sellers as a result of the payment ofthe Medbox Shares for each such Tax Put Right Event, and
(ii) the highest possible tax rate for a Seller in the year that the date ofthe Closing occurs, such tax rate shall be a combination ofthe highest individual rate of state and local income taxes within the State of Michigan, the highest federal individual income tax rate, and the highest tax rate set forth in Code Section 1411.
(c) The put right shall only be exercisable by written notice (the "Put Notice")
from the Sellers to the Purchaser within the Put Period. The "Put Period" shall commence on the date that is thirty (30) Business Days after the Subsequent Payment Date, and after the payment ofthe Lockup Adjustment Shares (as the case may be) and shall terminate on the date that is two hundred forty (240) Business Days after the Subsequent Payment Date and after the payment of the Lockup Adjustment Shares (as the case may be).

SECTION 2.05. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Transferred Equity Interests contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Snell & Wilmer, L.L.P., 400 E.
Van Buren, Phoenix, Arizona, 85004 at 10:00 a.m. Phoenix time on the fifth Business Day following the satisfaction or waiver of the conditions to the obligations ofthe parties hereto set forth in Section 8.01(b) and Section 8.02(b) (the "Closing Date") or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing,

SECTION 2.06. Adjustment of Me db ox Shares Due to Lockup. Upon the two
(2) year anniversary of the Closing Date (the "Anniversary Date"), if the value of Medbox
Shares (the "Shares Value") based on the Moving Price for the ten (10) trading days ending on the date that is two Business Days prior to the Anniversary Date is less than Three Million Eight
Hundred Thousand Dollars ($3,800,000), then the Purchaser shall issue Sellers the number of shares of publicly traded common stock of Purchaser equal to:
Three Million Eight Hundred Thousand Dollars ($3,800,000), minus the Shares Value and the cash amount received by the Sellers as a result of selling or transferring any Leak Out Shares pursuant to Section 2.03(b) to a third-party, divided by the Moving Price for the ten (10) trading days ending on the date that is two Business
Days prior to the Anniversary Date.
Any such shares required to be issued under this section shall hereinafter be referred to as
"Lockup Adjustment Shares." Purchaser may elect to pay the value of the Lockup Adjustment
Shares in immediately available United States cash currency rather than issuing the Lockup
Adjustment Shares. The Sellers and the Purchaser agree that, at the Sellers' discretion, at any time, Purchaser agrees to enter into a secured promissory note (with the Transferred Equity
Interests as collateral) in substantially similar form as the secured promissory note described in
Schedule 2.02(b) to secure the Purchaser's obligations under this Section 2.06.

SECTION 2.07. Closing Deliveries by the Seller. At the Closing, the Sellers
shall deliver or cause to be delivered to the Purchaser:

(a) at the request of Purchaser, membership interest certificates evidencing the
Transferred Equity Interests duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps and legends affixed;
(b) executed counterparts of each Employment Agreement to which the
Sellers are a party;
(c) a receipt for the Purchase Price;
(d) a true and complete copy, certified by the Secretary or an Assistant
Secretary of Medvend Holdings, of the resolutions duly and validly adopted by the
Managing Member of Medvend Holdings and the members of Medvend Holdings evidencing their authorization of the execution and delivery of this Agreement and the
Employment Agreements and the consummation of the transactions contemplated hereby and thereby;
(e) a certificate of the Secretary or an Assistant Secretary of Medvend
Holdings certifying the names and signatures of the officers of Medvend Holdings authorized to sign this Agreement and the Employment Agreements and the other documents to be delivered hereunder and thereunder; and
(f) a certificate of a duly authorized officer of Medvend Holdings certifying as to the matters set forth in Section 7.02(a).
SECTION 2.08. Closing Deliveries by the Purchaser. At the Closing, the
Purchaser shall deliver to the Sellers:
(a) the Purchase Price amounts set forth in Section 2.02(a) in accordance with
Section 2.02(a);
(b) executed Promissory Note;
( c) executed counterparts of each Employment Agreement to which the
Purchaser is a party;
(d) a true and complete copy, certified by the Secretary or an Assistant
Secretary of the Purchaser, of the resolutions, duly and validly adopted by the Board of
Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Employment Agreements and the consummation of the transactions contemplated hereby and thereby;
(e) a certificate of the Secretary or an Assistant Secretary of the Purchaser
certifying the names and signatures of the officers of the Purchaser authorized to sign this
Agreement and the Employment Agreements and the other documents to be delivered hereunder and thereunder; and
(f) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 7.0 1 (a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

Each of the Sellers, severally and not jointly, hereby represents and warrants to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:

SECTION 3.01. Authority and Qualification of the Sellers.  The Sellers each has the legal capacity, power and authority to enter into, execute and deliver this Agreement and the Employment Agreements to which such Sellers are a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Medvend Holding is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Medvend Holding is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of Medvend Holdings to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Employment Agreements , or (b) otherwise have a Material Adverse Effect.  This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its respective terms.

SECTION 3.02. Capitalization; Ownership of Equity Interests.  The total authorized, issued and outstanding Equity Interests are set forth on Section 3.02 of the Disclosure Schedules.  All of the issued and outstanding Equity Interests are owned by the Sellers.  All outstanding Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Equity Interests or obligating either the Sellers or the Medvend Entities to issue or sell any Equity Interests, or any other interest in, any Medvend Entity.

SECTION 3.03. No Conflict.  The execution, delivery and performance by the Sellers of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of Medvend Holdings, (b) conflict with or violate any Law or Governmental Order applicable to Medvend Holdings or its respective Assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Sellers or Medvend Holdings is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 3.04. Governmental Consents and Approvals.  The execution, delivery and performance by the Sellers of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Sellers of the transactions contemplated by this Agreement.

SECTION 3.05. Litigation.  Other than as set forth in Section 3.05 of the Disclosure Schedule, as of the date hereof, no Action by or against the Sellers is pending or, to the best knowledge of the Sellers, threatened, which could affect the legality, validity or enforceability of this Agreement the consummation of the transactions contemplated hereby.

SECTION 3.06. Compliance with Laws.  Except as set forth in Section 3.06 of the Disclosure Schedule and as would not (a) adversely affect the ability of the Sellers to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or (b) otherwise have a Material Adverse Effect, Medvend Holdings has conducted and continues to conduct its business in accordance with all Laws and Governmental Orders and the Sellers is not in violation of any such Law or Governmental Order.

SECTION 3.07. Brokers.  Other than as set forth in Section 3.07 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

SECTION 3.08. Disclaimer of the Seller.  (A) EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE SELLERS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE MEDVEND ENTITIES, THE EQUITY INTERESTS OR ANY OF THE ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLERS AND THE MEDVEND ENTITIES OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (B) NONE OF THE SELLERS, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING,  IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

SECTION 4.01. Organization and Authority of the Purchaser.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Employment Agreements and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Employment Agreements.  The execution and delivery by the Purchaser of this Agreement and the Employment Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser.  This Agreement has been, and upon its execution of the Employment Agreements shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and upon its execution of the Employment Agreements shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02. No Conflict.  The execution, delivery and performance by the Purchaser of this Agreement and the Employment Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Employment Agreements.

SECTION 4.03. Governmental Consents and Approvals.  The execution, delivery and performance by the Purchaser of this Agreement and each Employment Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Employment Agreements.

SECTION 4.04. Investment Purpose.  The Purchaser is acquiring the Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities laws.  The Purchaser agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.  The Purchaser is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment.

SECTION 4.05. Financing.  The Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement and the Employment Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.  Upon the consummation of such transactions, (a) the Purchaser will not be insolvent, (b) the Purchaser will not be left with unreasonably small capital, (c) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of the Purchaser will not be impaired.

SECTION 4.06. Litigation.  As of the date hereof, no Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Employment Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.07. Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.08. Valid Issuance.  The issuance of the shares of common stock of the Purchaser to be issued hereunder has been duly authorized by all necessary corporate action on the part of Purchaser, and such shares will, when issued as contemplated by this Agreement, be validly issued, fully paid and non-assessable.

SECTION 4.09. Compliance with Laws.  Except as set forth in Section 4.09 of the Disclosure Schedule and as would not (a) adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Employment Agreements or (b) otherwise have a Material Adverse Effect, the Purchaser has conducted and continues to conduct its business in accordance with all Laws and Governmental Orders and the Purchaser is not in violation of any such Law or Governmental Order.

SECTION 4.10. Independent Investigation; Sellers’ Representations.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, Assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives.  The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Sellers or its representatives (except the specific representations and warranties of the Sellers set forth in Article III and the schedules thereto).  The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties made in Article III, none of the Sellers, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Medvend Entities, the Equity Interests or the Assets, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Sellers and the Medvend Entities or (iii) the probable success or profitability of the Business after the Closing and (b) none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business and any information, documents or material made available to the Purchaser, whether orally or in writing,  in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Regulatory and Other Authorizations; Notices and Consents.

(a) The Purchaser shall use its best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Employment Agreements and will cooperate fully with the Sellers in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority.  Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods.  The parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

SECTION 5.02. Notifications; Update of Disclosure Schedule.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  The Sellers may, from time to time, prior to or at the Closing, by notice given in accordance with this Agreement, supplement or amend the Disclosure Schedule to correct any matter that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein.  Notwithstanding any other provision hereof to the contrary, the Disclosure Schedule and the representations and warranties made by the Sellers shall be deemed for all purposes to include and reflect such supplements and amendments as of the date hereof and at all times thereafter, including as of the Closing.

SECTION 5.03. Piggyback Registration.  If at any time after the Closing the Purchaser proposes to register for sale to the public under the Securities Act both (i) for its own account any other securities not already so registered and (ii) for the account of any stockholder of the Purchaser who is an officer or director of the Purchaser (an “Insider”) any securities of the Purchaser held by such Insider, each such time it will give written notice to the Sellers of its intention to do so.  Upon the written request of the Sellers, (given within twenty (20) days after receipt by the Sellers of such notice) setting forth the names of the Sellers who wish to sell and the respective number of shares such Sellers wish to have registered, the Purchaser shall use its commercially reasonable efforts to cause such Closing Shares, to be registered therewith under the Securities Act and qualified for sale under any state securities or “blue sky” law on a pro rata basis based on the amount of securities proposed to be registered for the account of Insiders or in such other amount as the Sellers and the Purchaser mutually agree, all to the extent required to permit such sale or other disposition of such Closing Shares.

SECTION 5.04. Tradability.  If at any time the common stock of the Purchaser becomes untradeable due to the actions or inactions of the Purchaser, including without limitation, (i) being suspend or removed  for trading over-the-counter, an exchange, and/or any other publicly traded market; or (ii) the repurchase by the Purchaser and/or the majority shareholder of all or most of the outstanding shares in the Purchaser making them untradeable on the open market, Sellers, at their option, may force a buyback of all Sellers’ outstanding Closing Shares, Initial Earnout Shares and Additional Earnout Shares for Seventeen Million Dollars ($17,000,000) plus any Initial Earnout Payment plus any Additional Earnout Payment less the cash value received by the Sellers for previously sold Closing Shares, Initial Earnout Shares and Additional Earnout Shares.

SECTION 5.05. Change of Control.  If a Change of Control Event occurs at any time prior to the Subsequent Payment Date, then at the election of Sellers’, the Sellers shall be immediately entitled to receive the Post-Closing Payment Amount in the form of a United States cash currency payment. In any such event, Purchaser shall make such payments to the Sellers prior to or at the time of closing the Change of Control Event.

SECTION 5.06 Formation of New Entity. Following the Closing Date,
Subject to mutual agreement by the parties hereof, the parties may form a mutually controlled entity ("Newco") to conduct a portion or all of the Business on the terms and conditions mutually agreed upon by the parties, whereas the Purchaser shall not own or control more than 50% of
Newco.

SECTION 5.07 Working Capital Funding Obligations. As consideration for Sellers to enter into this Agreement, but not as part of the purchase price, within five (5) days of the Closing, Purchaser shall pay, as a loan Three Hundred Thousand Dollars ($300,000) to Newco, Newco, ifformed and operating (or otherwise to Medvend Holdings), in immediately available funds by wire transfer to an account designated by Newco or Medvend Holdings, as appropriate, which funds shall remain with Newco or Medvend Holdings (or its successor, as appropriate), as appropriate, to fund working capital. In addition, for the next three (3) years, Purchaser shall make, within five (5) days of each fiscal year end, the following loans to Newco, ifformed and operating (or otherwise to Medvend Holdings), in immediately available funds by wire transfer to an account designated by Newco or Medvend Holdings, as appropriate, which funds shall remain with Newco or Medvend Holdings (or its successor, as appropriate), as appropriate, to fund working capital:

•	Fiscal 2013 $250,000

•	Fiscal 2014 $250,000

•	Fiscal 2015 $250,000

Each of the loans to be made pursuant to this Section 5.07 shall be interest free with a maturity date of 10 years and a balloon payment due on maturity of the original principal amount. For clarification purposes, the loans made pursuant to this Section 5.07 shall (i) not be issued in exchange for an equity interest in any entity, (ii) shall not be deemed to be capital contributions to either Medvend Holdings (or any other successor entity to Medvend Holdings) or Newco, (iii)
shall not increase Purchaser's fifty percent (50%) ownership percentage in Medvend Holdings
(or any other successor entity to Medvend Holdings) or its percentage of ownership interest in
Newco, and (iv) shall not in any way result in the dilution of Sellers Retained Equity Interests (or the dilution of the ownership percentage of the other existing, minority equity holders of MedVend Holdings hereof).

SECTION 5.08. Employment Agreements.  At Closing, Purchaser shall enter into employment agreements with Kaplan and Tartaglia upon the terms and conditions acceptable to Kaplan and Tartaglia.

SECTION 5.09. Tax Treatment.
The Purchaser and the Sellers agree that the Sellers shall determine the allocation of the Purchase Price within their sole discretion, and provide the Purchaser with a schedule of such allocation no later than 30 days before the Purchaser's federal income Tax Return is due with respect to such allocation. The schedule shall set forth the allocation of the consideration of the Purchase Price (and including any additional consideration and any adjustments to the Purchase Price) to each of the Sellers, the allocation of such consideration with respect to the specific assets held directly and indirectly by the Medvend Entities and Medvend Holdings, and an allocation of each component of such consideration to specific assets held directly or indirectly by the Medvend Entities and Medvend Holdings. The Purchaser and the Sellers agree to report the transactions described in this Agreement in accordance with such schedule which includes but is not limited to filing all income tax returns and related documents consistent with such schedule and to cooperate with each other as requested to achieve such result. A failure to report the transactions consistent with the schedule may result in damages to the Sellers and the Purchaser agrees that it shall be liable to the Sellers for any damages whatsoever including expenses, including professionals' fees, tax, interest, penalties, or litigation costs, that may arise as a consequence of such inconsistency.

SECTION 5.10. Conduct of Business. Following the Closing Date and until One
Hundred Eighty (180) days following the three (3) year anniversary of the Closing Date, once
Newco is organized, Purchaser agrees to use its commercially reasonable efforts to accomplish the following with respect to Newco (and any other successor entity, if applicable):
(a) maintain separate books and records for the consolidated revenues of
Newco (and their successor entities, if applicable);
 (b) cause Newco to operate consistent with past practices and budgets of
Medvend Holdings and the Medvend Entities;
(c) maintain Kaplan and Tartaglia as the principal officers responsible for the day-to-day operations of Newco; provided that Purchaser may appoint a Chief Operating Officer to be part of the management team of the Business with approval by Kaplan and Tartaglia, such approval to not be unreasonably withheld;
(d) unless otherwise consented to by Kaplan and Tartaglia, cause Newco to preserve its relationships with respect to customers, suppliers, contractors, employees and others having business dealings with Medvend Holdings and the Medvend Entities as of the date hereof;
(e) not increase the level of general and administrative expenses of New co
(and their successor entities, if applicable), except as mutually agreed upon Kaplan and
Tartaglia;
(f) maintain the same the principal place of business of New co (consistent with Medvend Holdings' past practice), unless otherwise consented to by Kaplan and Tartaglia;
(g) not unreasonably interfere with Kaplan's and Tartaglia's management responsibilities of the Business and Newco in a manner that is reasonably likely to have an adverse impact on the financial condition or results of operations of the Business or Newco; and
(h) not cause, make, or enter into any license, sublicense, or sale of the intellectual property of the Business or Newco, unless mutually agreed to by Kaplan and
Tartaglia.

SECTION 5.11. Assignment of Patent. Upon the formation and organization (or designation) of New co pursuant to the terms and conditions of Section 5.07 hereof, Medvend
Holdings shall ensure that Newco shall have any and all exclusive legal and beneficial rights to
Patent # US7689318B2 as it relates to manufacturing and distribution purposes of the Business
(the "Assignment of Patent"). The parties intend that the Assignment of Patent shall be made in a tax-free manner to the Sellers and other equity holders of Medvend Holdings.

SECTION 5.12. Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and
(a) consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

SECTION 6.01. Tax Refunds and Tax Benefits.  Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods (or portions of taxable period) ending on or before the date of the Closing shall be the property of the Sellers, and if received by the Purchaser, the Medvend Entities, Medvend Holdings, and any Affiliate of both, shall be paid over promptly to the Sellers.  The Purchaser shall, if the Sellers so request and at the Sellers’ expense, cause any of the Medvend Entities, Medvend Holdings, or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Sellers are entitled under this Section 6.02.  The Purchaser shall permit the Sellers to participate in (at the Sellers’ expense) the prosecution of any such refund claim.

SECTION 6.02. Contests.

(a) In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates to any of the Medvend Entities, or Medvend Holdings, the Sellers shall have the sole right, at its expense, to control the conduct of such Contest.  If the Sellers elect to direct a Contest, the Sellers shall within 90 days of receipt of the notice of asserted Tax liability notify the Purchaser of its intent to do so, and the Purchaser shall cooperate and shall cause any of the Medvend Entities, and Medvend Holdings to fully cooperate, at the Sellers’ expense, in each phase of such Contest.  If the Sellers elect not to direct the Contest, the Purchaser, the Medvend Entities, or Medvend Holdings may assume control of such Contest (at the Purchaser’s expense).  However, in such case, none of the Purchaser, any Affiliate of the Purchaser, any of the Medvend Entities, or Medvend Holdings may settle or compromise any asserted liability without prior written consent of the Sellers; provided, however, that consent to settlement or compromise shall not be unreasonably withheld.  In any event, the Sellers may participate, at its own expense, in the Contest.

(b) The Purchaser and the Sellers agree to cooperate in the defense against or compromise of any claim in any Contest.

SECTION 6.03. Preparation of Tax Returns.

(a) The Sellers shall supervise and oversee the preparation of all of the Tax
Returns, and shall have the authority to file such Tax Returns relating to any of the Medvend
Entities, Medvend Holdings, and any of their successors. Such Tax Returns shall be prepared by
Sellers' Accountant, on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law. With respect to the taxable period that includes the date of the Closing, it shall be within the discretion of the Sellers to allocate tax related items under any method permissible by Law including the closing of the books method.
(b) With respect to any Tax Return required to be filed with respect to the any of the Medvend Entities, or Medvend Holdings, for taxable periods that commence after the date of the Closing, the Sellers shall provide the Purchaser and its authorized representative with a copy of such completed Tax Return (and supporting schedules and information) at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return, and the
Purchaser and its authorized representative shall have the right to review and comment on such
Tax Return and statement prior to the filing of such Tax Return. The Sellers and the Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Purchaser or its authorized representative.Return and statement by the Sellers or its authorized representative.

SECTION 6.04. Tax Cooperation and Exchange of Information.  The Sellers and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Medvend Entities, and Medvend Holdings to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.  The Sellers and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.04.  Notwithstanding anything to the contrary in this Agreement, each of the Sellers and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of any of the Medvend Entities, or Medvend Holdings for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns.  After such time, before the Sellers or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).  Any information obtained under this Section 6.04 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Conveyance Taxes.  The Sellers and
the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and each shall, to the extent possible, cause the Medvend
Entities, Medvend Holdings, and any of their successors, to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers and the
Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.04. Any information obtained under this Section 6.04 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
SECTION 6.05. Conveyance Taxes. The Purchaser shall be liable for, shall hold the Sellers, and their Affiliates harmless against, and agrees to pay any and all Conveyance
Taxes that may be imposed upon, or payable or collectible or incurred in connection with this
Agreement and the transactions contemplated hereby. The Purchaser and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the
Purchaser to comply with any pre Closing filing requirements.

SECTION 6.06. Tax Covenants.
(a) Neither the Purchaser nor any Affiliate of the Purchaser shall take, or cause or permit any of the Medvend Entities, or Medvend Holdings to take, any action or omit to take any action which could increase the Sellers' or any of its Affiliates' liability for Taxes.
(b) Neither the Purchaser nor any Affiliate of the Purchaser shall amend, refile or otherwise modify, or cause or permit any of the Medvend Entities, or Medvend Holdings to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), ending on or before the date of the Closing without the prior written consent of the Sellers.

SECTION 6.07. Miscellaneous.
(a) For purposes of this Article VI, all references to the Purchaser, the Sellers,
Affiliates, any of the Medvend Entities, and Medvend Holdings include successors.
(b) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VI shall survive the
Closing and shall remain in full force until the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

ARTICLE VII

CONDITIONS TO CLOSING

ARTICLE VII

SECTION 7.01. Conditions to Obligations of the Seller.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants.  (i) the representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Employment Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(c) Third Party Consents.  The Purchaser and the Sellers shall have received the third party consents and estoppel certificates set forth in Section 7.01(c) of the Disclosure Schedule.

SECTION 7.02. Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants.  (i) The representations and warranties of the Sellers contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects;

(b) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Employment Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions; and

(c) Third Party Consents.  The Purchaser and the Sellers shall have received the third party consents and estoppel certificates set forth in Section 7.02(c) of the Disclosure Schedule.

ARTICLE VIII

[ARTICLE VIII INTENTIONAL LEFT BLANK]

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by either the Sellers or the Purchaser if the Closing shall not have occurred by [__________, 20__]; provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by the Sellers if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Sellers to the Purchaser specifying such breach;

(c) by the Purchaser if the Sellers shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Sellers specifying such breach; or

(d) by the mutual written consent of the Sellers and the Purchaser.

SECTION 9.02. Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Article X and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02. Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a) if to the Sellers:

Telecopy:
Attention:

with a copy to:

Snell & Wilmer L.L.P.
400 E. Van Buren
Phoenix, AZ 85004
Telecopy:  (602) 382-6070
Attention:  Marc Schultz

(b) if to the Purchaser:

Telecopy:
Attention:

with a copy to:

Telecopy:
Attention:

SECTION 10.03. Public Announcements.  Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 10.04. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05. Entire Agreement.  This Agreement and the Employment Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 10.06. Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser), as the case may be.

SECTION 10.07. Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 10.08.

SECTION 10.08. Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 10.09. No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10. Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.11. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

SECTION 10.12. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

SECTION 10.13. Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

MEDVEND HOLDINGS, LLC

By:       /s/ Darryl B. Kaplan
   Name:  Darryl B. Kaplan

/s/ Claudio Tartaglia
Name:  Claudio Tartaglia

PURCHASER:

MEDBOX, INC.

By:          /s/ William R. Smith III
Name: William R. Smith III
Title: VP / Director